Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Bright Lights Parent Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees Previously Paid	Equity	Class A Common Stock, $0.0001 par value	457(c) and 457(f)	28,175,000	$9.88	$278,369,000.00	.0000927	$25,804.81
	Equity	Class A Common Stock, $0.0001 par value	457(f)	32,533,199	$9.65	$313,945,370.35	.0000927	$29,102.74
	Equity	Redeemable Warrants to purchase Class A Common Stock	457(f)	18,100,000	$0.76	$13,756,000.00	.0000927	$1,275.19
	Equity	Class A Common Stock, $0.0001 par value, underlying Warrants	457(g)	18,100,000	$11.50	$208,150,000.00	.0000927	$19,295.51

		Total Offering Amounts				$814,220,370.35		$75,478.25
		Total Fees Previously Paid						$75,478.25
		Net Fee Due						$0

(1)	Relates to (i) Class A common stock, par value $0.0001 per share, of the registrant (“ParentCo Class A Common Stock”), (ii) Class B common stock, par value $0.0001 per share, of the registrant and (iii) redeemable warrants to purchase ParentCo Class A Common Stock, issuable upon a series of mergers involving Bright Lights Acquisition Corp. as further described in the accompanying proxy statement/prospectus.

(2)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.